UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 22, 2005

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

Nevada 000-18590 84-1133368

(State or other jurisdiction of incorporation) (Commission File Number (IRS Employer Identification Number)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As discussed under Item 5.02 below, on September 22, 2005 Eric W. Reinhard, Chairman of the Board and Chief Development Officer of Good Times Restaurants Inc. (the "Company"), notified the Company that he would be reducing the amount of time that he would devote to the Company in order to pursue another opportunity. In connection therewith, the Company and Mr. Reinhard have agreed that the Company's previous salary arrangement for Mr. Reinhard of approximately $200,000 per year beginning on October 1, 2005, which arrangement was reported in the Company's Current Report on Form 8-K filed on February 16, 2005, will be reduced to $1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 22, 2005, Eric W. Reinhard, Chairman and Chief Development Officer of the Company, notified the Company that he would be reducing the amount of time that he would devote to the Company in order to pursue another opportunity. Mr. Reinhard will remain as Chairman and an officer of the Company, and plans to continue his role with the Company on a part-time basis in connection with the Company's marketing and brand strategy, development of marketing partners, overall growth and development (including co-branding), corporate governance and investor relations efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: September 27, 2005 By: /s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer